Exhibit 4.47

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE, dated as of October 23, 2013 (the “Tenth Supplemental Indenture”), by and among Akcinė bendrovė SANITAS (Public limited liability company SANITAS), a company continued under the laws of the Republic of Lithuania (“Sanitas”), Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, each of VPI Escrow Corp., a Delaware corporation, the Company, Valeant Pharmaceuticals International, Inc., a corporation continued under the federal laws of Canada (“Parent”) and the Subsidiary Guarantors (as defined in the Indenture referred to below) then party hereto, has heretofore executed and delivered to the Trustee an Indenture, dated as of October 4, 2012  (the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2020 (the “Securities”);

WHEREAS, pursuant to a supplemental indenture (the “Supplemental Indenture”) dated as of October 4, 2012, among the Company, Parent, the Subsidiary Guarantors (as defined in the Supplemental Indenture) party thereto, and the Trustee, the Company has unconditionally assumed all of VPI Escrow Corp.’s obligations under the Securities;

WHEREAS, Sanitas agrees to provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee and Sanitas are authorized to execute and deliver this Tenth Supplemental Indenture; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the Tenth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

2.           Guarantee.  Sanitas hereby agrees  to provide a full and unconditional guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including, but not limited to, Article 10 thereof.

3.           Effectiveness of Tenth Supplemental Indenture.  This Tenth Supplemental Indenture shall become effective upon the execution and delivery of this Tenth Supplemental Indenture by the Company, Sanitas and the Trustee.

4.           Indenture Remains in Full Force and Effect.  This Tenth Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Tenth Supplemental Indenture, shall remain in full force and effect.

5.           No Recourse Against Others.  No stockholder, officer, director or incorporator, as such, past, present or future of Sanitas shall have any personal liability under this Guarantee, the Securities, the Indenture or this Tenth Supplemental Indenture by reason of his, her or its status as such stockholder, officer, director or incorporator.

6.           Headings.  The headings of the Articles and Sections of this Tenth Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

7.           Counterparts.  This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

8.           Governing Law.  This Tenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

9.           Trustee Disclaimer.  The Trustee is not responsible for the validity or sufficiency of this Tenth Supplemental Indenture nor for the recitals herein.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first written above.

Company:	VALEANT PHARMACEUTICALS INTERNATIONAL

	By:	/s/ Howard B. Schiller
		Name:	Howard B. Schiller
		Title:	Executive Vice President and Chief Financial Officer

Sanitas:	Akcinė bendrovė SANITAS

	By:	/s/ Saulius Žemaitis
		Name:	Saulius Žemaitis
		Title:	General Manager

[Signature Page to Ninth Supplemental Indenture to October Indenture]

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

	By:	/s/ Teresa Petta
		Name:	Teresa Petta
		Title:	Authorized Signatory

[Signature Page to Ninth Supplemental Indenture to October Indenture]